Exhibit 99.2

Final

For Further Information

Spacelabs Healthcare, Inc.

12525 Chadron Ave

Hawthorne CA 90250

(310) 349 2237

Contact: Jeremy Norton – Director of Investor Relations

Spacelabs Healthcare Announces Interim Results for the First Half Year of Fiscal 2006

HAWTHORNE, Calif.—(BUSINESS WIRE)—February 9, 2006: Spacelabs Healthcare, Inc., a subsidiary of OSI Systems, Inc. (Nasdaq: OSIS), today announced its Interim Results for the first half year of fiscal 2006.

Financial Highlights

•	Revenue up 16% to $112.4 million (H1 2005: $96.8 million);

•	Patient monitoring order intake up 15% globally;

•	Operating income up 57% to $6.5 million. Included in this number is $0.5 million of stock option related expenses. This compares to $4.1 million for the first six months of fiscal 2005 which did not include any stock option expenses;

•	Net income up 50% to $4.1 million. Included in this number is $0.3 million post tax, of stock option related expenses. This compares to $2.7 million for the first six months of fiscal 2005 which did not include any stock option expenses;

•	Company performance expected to be in line with published market expectations for the fiscal year of 2006;

•	Cash and cash equivalents $11.7 million as of December 31, 2005;

•	Successful flotation on the London AIM market in October 2005 raising $29.7 million for the Company ($26.3 million net of expenses).

Operational Highlights

•	Awarded a three year multi-source supplier contract with Premier, Inc. one of the U.S.’s leading hospital and healthcare system alliances;

•	Launched a wireless network option for the range of UltraviewSL 2400 compact monitors in North America;

•	Received 510(k) approval from the U.S. FDA for distribution of the Blease Sirius anaesthesia system into the U.S. market – expected to be launched into the U.S. market in 2007;

•	Continued gross margin improvement driven by new patient monitoring products and manufacturing efficiencies in the anaesthesia product line.

Deepak Chopra, Chief Executive Officer of Spacelabs Healthcare Inc, said:

“We are pleased to present the first set of results for Spacelabs Healthcare as a public company. Trading in the first half exceeded managements expectations and we are confident of performing in line with published market expectations for the fiscal year of 2006. We remain focused on integrating the anaesthesia and monitoring product lines in manufacturing, sales and service. The Company continues to explore strategic acquisitions of complementary technologies and products.”

For further information, please contact:

Spacelabs Healthcare, Inc.
Jeremy Norton, Director of Investor Relations	Tel: +1 310 717 9182

Collins Stewart Limited
Tim Mickley/Phillip Roe	Tel: 020 7523 8000

Hogarth Partnership
Melanie Toyne-Sewell/Fiona Noblet Charlie Field	Tel: 020 7357 9477

Spacelabs Healthcare, Inc. will be holding an analyst meeting on the interim results at 2:30pm GMT at Hogarth’s offices (No. 1 London Bridge, London, SE1 9BG). For further information please contact: Natasha Jobling at Tel: +44 (0)20 7357 9477

Earnings Conference Call Information

Spacelabs Healthcare, Inc. will webcast its interim results for the first half of fiscal 2006 at 2:30pm GMT (9:30am ET or 6:30am PT) on February 9, 2006. To listen, please log on www.earnings.com, www.spacelabshealthcare.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on the websites outlined above. A telephonic replay of the call will also be available from 4:30pm GMT (11:30am ET or 8:30am PT) on February 9, 2006, until February 16, 2006. The replay may be accessed by calling +1-617-801-6888 (international) or 1-888-286-8010 (U.S. domestic) and entering the replay passcode of “25704806”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, statements regarding performance of the company during the remainder of fiscal year 2006, the launch of the Blease Sirius anaesthesia system into the U.S. market, and strategic acquisitions of complementary products and services. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the company will be able to perform in accordance with published or other market expectations, that the Blease Sirius anaesthesia system will be launched in the U.S. market on time or at all, or that the company will ultimately undertake strategic acquisitions in the near or long term. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Spacelabs Healthcare, Inc.

Interim Report Fiscal 2006

CEO’S STATEMENT

Introduction

Spacelabs Healthcare is an international developer, manufacturer and distributor of medical equipment patient monitoring solutions, anaesthesia delivery and ventilation systems, pulse oximeters and sensors and bone densitometers sold to hospitals, clinics and physicians offices. Additionally, the Company provides Electrocardiogram (ECG), Ambulatory Blood Pressure (ABP) core laboratory services to pharmaceutical companies and clinical research organizations undertaking clinical trials. The business was incorporated as Spacelabs Healthcare, Inc. in August 2005.

The Company employs approximately 1,050 personnel worldwide and maintains offices in the U.K., Canada, France, Germany, Finland, Singapore, India and the U.S. The Company conducts its manufacturing operations and research and development in the U.S., U.K. and India.

The Company has a portfolio of established international brand names in both medical devices and medical services such as “Spacelabs”, “Blease” and “Dolphin”. We have sold approximately 117,000 patient monitors in the last 12 years and 4,500 anaesthesia delivery systems in the last 10 years.

Operational Highlights for the First Half of Fiscal 2006

Patient monitoring order intake was up 15% globally in the first half of fiscal 2006 compared to the first half of fiscal 2005. We are especially proud of the performance in the U.S. market; a market that our internal estimates indicate is growing at an annual rate of 3-5%. We believe that the increase in order intake for the first half was indicative of our internal strategy of focusing our sales efforts on our existing customer base.

In December 2005, we entered into a three-year, multi-source contract with Premier, Inc., one of the leading hospital and healthcare system alliances in the U.S. The contract, which commenced in January 2006, appointed Spacelabs as a supplier to Premier’s 1,500 affiliated hospitals and thousands of other healthcare sites. This is an important win for Spacelabs as we are now contracted with the top three hospital alliances in the U.S. market.

As part of Spacelabs’ continued commitment to open standards and connectivity, the Company recently launched a wireless network option for its range of UltraviewSL 2400 compact monitors. This product enables wireless monitoring of patient data both on the monitor itself and via a central station. It has been designed to meet customer needs for ease of use and compatibility with global standards and is compliant with 802.11b, the WiFi standard that has gained broad acceptance within healthcare institutions worldwide.

In October 2005, the Company announced that the Blease Sirius 3000 anaesthesia machine with 8700 ventilator had received 510(k) approval from the U.S. Food and Drug Administration (“FDA”) for sale in the U.S. market. Approval by the FDA opens up the largest anesthesia market in the world, estimated to be worth over $400 million annually by Frost and Sullivan. We are currently working to ensure a successful product introduction into the U.S. market which is expected to occur in 2007.

The contract order book for the Medical Data business has continued to develop over the first half of fiscal 2006. The business recently received a $2.1 million contract from a major international pharmaceutical Company for three clinical trials. The trials are to be conducted over two to three years involving more than 1,000 patients in 11 countries.

Partnerships and Collaborations

The Company continues to focus on the development of partnerships and collaborations throughout the industry. Our software platform for our patient monitoring systems provides an open architecture allowing us to work closely with other software and hardware providers, ensuring that our customers receive the best integrated solutions available.

During the period, we announced the availability of a new real-time time Charting Module for the Neonatal Intensive Care Unit (NICU) developed in conjunction with Clinical Computer Systems, Inc. We also announced the introduction of additional pulse oximetry technological capabilities for the complete range of UltraviewSL monitors.

Manufacturing and R&D

The Company continues to focus on margin improvements driven by the realization of operational synergies within our anaesthesia and patient monitoring product lines. We are also committed to the ongoing research and development investment on enhancements to our current portfolio of products and the development of new product lines.

COMPANY’S CORE STRATEGY

The Company remains committed to its core strategy to be a leading provider of innovative, reliable and cost-optimized patient care solutions through a focused development of open standards, connectivity and networking to provide ‘on demand’ information to help providers improve their quality of care and patient safety. Keys to this strategy are the following core elements:

Improving Existing Patient Care Technologies

It is the Company’s overall strategy to continue to develop medical diagnostic technologies that enable care providers at institutions from large hospitals to small clinics and physicians’ offices ‘more time to care’ by providing medical devices that obtain accurate, reliable and cost-effective results.

Acquiring New Companies and Technologies

The Company will continue to acquire new companies and technologies which provide it with opportunities to open new sales and service channels, leverage our existing product portfolio and reduce manufacturing costs.

Capitalizing On Global Presence

The Company operates from locations in North America, Europe and Asia with a distribution network in approximately 110 countries. Our global presence provides us with the ability to take advantage of important strategic and operational benefits such as competitive labor rates and customer orientated localized service. The Company will continue to focus on gaining direct access to growing global markets and expanding its international customer and distribution channels.

Selectively Entering New Market

The Company intends to target new markets that complement its capabilities in the design, development, distribution and manufacture of its existing medical solutions. It is our belief that we can utilize our existing integrated design and manufacturing infrastructure to capture greater margins and to build a larger presence in those new medical device markets that present attractive alternatives through internal growth, acquisitions or partnerships.

FINANCIAL REVIEW

Profit and Loss Account

The Company reported record revenues of $112.4 million for the first half of fiscal 2006, an increase of $15.6 million, or 16% from $96.8 million reported for the first half of fiscal 2005.

Included in the revenue for the first half of fiscal 2006 was approximately $9.2 million of revenue attributable to Blease, acquired in February 2005. Included in the reported revenue of $96.8 million for the first half of fiscal 2005 was the recognition of $8.5 million in deferred revenue established when OSI Systems, Inc. acquired Spacelabs Medical. With these items excluded, revenue grew on a pro-forma basis year on year by approximately 17%.

The Company reported gross profits of 47.4% for the first half fiscal 2006 compared to 44.6% in the first half of fiscal 2005. The increase in gross profit was largely attributable to the introduction of the new patient monitoring product line. As we had stated previously, the new product line is expected to increase manufacturing gross margins for our patient monitoring product line by approximately 5%.

Selling and General Administrative (“SG&A”) expenses were $36.8 million for the first half of fiscal 2006, an increase of $6.3 million from $30.5 million for the first half of fiscal 2005. The increase in SG&A expenses was attributable to the acquisition of Blease, combined with higher selling costs associated with increased volumes and the impact of foreign currency exchange gains realized in the first half of fiscal 2005. In addition, the first half of fiscal 2005 benefited from the reversal of bad debt reserves that had been set aside during the acquisition of Spacelabs but which were subsequently collected.

Research and development expenses were $9.4 million for the first half of fiscal 2006, an increase of $1.9 million from $7.5 million reported in the first half of fiscal 2005. The increase in research and development expenses was attributable to Blease and increased spending on enhancements to our current product portfolio and the development of new product lines.

Operating income including stock-based compensation expenses of $0.5 million was $6.5 million for the first half of fiscal 2006, an increase of $2.4 million, or 57% from $4.1 million reported for the first half of fiscal 2005. In fiscal 2005, the Company did not incur stock-based compensation expenses.

Interest expense in the first half of fiscal 2006 was $0.4 million, payable to OSI Systems, Inc. the majority shareholder of the Company, in relation to the outstanding liability of $35.3 million. In the first half of fiscal 2005 the Company was not charged interest expense as it was a wholly owned subsidiary of OSI Systems, Inc.

The tax rate for the first half of fiscal 2006 was 36% compared to 35% for the first half of fiscal 2005.

Net income for the first half of fiscal 2006 was $4.1 million, an increase of $1.4 million, or 50% from $2.7 million reported for the first half of fiscal 2005. Excluding stock-based expenses pro-forma net income was $4.4 million.

Balance Sheet

At December 31, 2005, the Company reported total assets of $142.6 million, including cash and cash equivalents of $11.7 million, and equity of $42.5 million. The Company has an outstanding long-term loan with its majority shareholder, OSI Systems, Inc. totaling $35.3 million.

The increase in total assets from June 30, 2005 is attributable primarily to the increase in receivables as a result of the significant sales volumes during the month of December.

The decrease in liabilities from June 30, 2005 is due to the repayment of $22 million of inter-Company debt to our majority shareholder.

Cash Flow Statement

For the period, the Company generated $3.8 million in cash. Net cash flow generated from Operating Activities was $0.6 million. The Company received approximately $4.3 million from the proceeds raised in the IPO after payment of $3.4 million for related expenses and $22 million to OSI Systems, Inc. towards the inter-Company debt.

Flotation on AIM

The IPO was concluded in October 2005 and raised $29.7 million ($26.3 million net of expenses) through the issue of 13.5 million shares at a placing price of $2.20. At the date of listing the market capitalization of the Company, at the placing price, was approximately $150 million.

OUTLOOK

Management is comfortable with published market expectations for the second half of fiscal 2006, based upon our performance in the first half of the year. We will continue to focus on increasing both the manufacturing and selling synergies within our monitoring and anaesthesia product lines. In addition, the Company continues to explore strategic acquisitions globally of complementary technologies and product lines.

Deepak Chopra Chief Executive Officer

SPACELABS HEALTHCARE, INC.

UNAUDITED CONDENSED CONSOLIDATED/COMBINED BALANCE SHEETS

	December 31, 2005 US$ ‘000 (Consolidated)	December 31, 2004 US$ ‘000 (Combined)	June 30, 2005 US$ ‘000 (Combined)
ASSETS
Current Assets:
Cash and cash equivalents	11,662	7,271	7,875
Accounts receivable, net of allowance for doubtful accounts	58,434	44,561	44,110
Inventory	32,800	32,736	38,205
Other current assets	7,227	6,379	8,092

Total current assets	110,123	90,947	98,282
Property and equipment, net	7,577	5,303	7,068
Goodwill	5,694	1,660	5,853
Intangible assets, net	18,081	15,513	19,052
Other assets	1,157	1,068	1,006

Total assets	142,632	114,491	131,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	17,558	16,352	18,710
Payables to related parties, net	9,866	7,611	9,147
Income taxes payable	5,667	1,257	4,051
Other accrued expenses and current liabilities	29,129	29,468	27,312

Total current liabilities	62,220	54,688	59,220
Loan from parent	35,310	48,335	57,310
Other long term liabilities	2,615	682	2,661
Minority interest	31	—	—

Total liabilities	100,176	103,705	119,191
Commitments and contingencies
Shareholder’s equity:
Common stock	68	—	—
Additional paid-in capital	40,275	—	—
Combined parent’s investment	—	13,405	13,544
Retained earnings (deficit)	3,319	(2,593)	(768)
Accumulated other comprehensive loss	(1,206)	(26)	(706)

Total shareholders’ equity	42,456	10,786	12,070

Total liabilities and shareholders’ equity	142,632	114,491	131,261

SPACELABS HEALTHCARE, INC.

UNAUDITED CONDENSED CONSOLIDATED/COMBINED INCOME STATEMENTS

	Six months Ended December 31, 2005 US$ ‘000	Six months Ended December 31, 2004 US$ ‘000
Revenues	112,371	96,819
Cost of goods sold (including stock option expense of $48,000 for the six months ended December 31, 2005)	59,149	53,602

Gross profit	53,222	43,217
Operating expenses:
Selling, general and administrative (including stock option expense of $441,000 for the six months ended December 31, 2005)	36,828	30,544
Research and development (including stock option expense of $24,000 for the six months ended December 31, 2005)	9,370	7,474
Management retention bonus	572	1,098

Total operating expenses	46,770	39,116

Income from operations	6,452	4,101
Interest expense – Loan from parent	402	—
(Gain) loss on sale of assets and marketable securities	(357)	—
Other (income) expense	(35)	(56)

Income before provision for income taxes and minority interest	6,442	4,157
Provision for income taxes	2,324	1,438

Income before minority interest	4,118	2,719
Minority interest	(31)	6

Net Income	4,087	2,725

SPACELABS HEALTHCARE, INC.

UNAUDITED CONDENSED CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS

	Six months Ended December 31, 2005 US$ ‘000	Six months Ended December 31, 2004 US$ ‘000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	4,087	2,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,014	1,343
Stock option expense	513	—
Gain on sale of assets	(337)	—
Other	11	22
Changes in operating assets and liabilities	(5,662)	(789)

Net cash provided by operating activities	626	3,301

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(1,855)	(1,939)
Acquisition of Dolphin Medical minority interest	—	(391)
Proceeds from sale of assets	922	—
Other	(204)	21

Net cash used in investing activities	(1,137)	(2,309)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) from Parent	(22,000)	683
Net proceeds from public offering of common stock	26,280	—
Other	—	106

Net cash provided by financing activities	4,280	789

EFFECT OF EXCHANGE RATE CHANGES ON CASH	18	(731)

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,787	1,050
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,875	6,221

CASH AND CASH EQUIVALENTS, END OF PERIOD	11,662	7,271